SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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REASONS TO VOTE AGAINST THE PROPOSED MERGER
CERTAIN INFORMATION REGARDING THE PROPOSED MERGER
VOTING PROCEDURES
NO APPRAISAL RIGHTS
PROXY SOLICITATION AND EXPENSES
INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES
INFORMATION ABOUT HP
OTHER MATTERS TO BE VOTED UPON
FUTURE STOCKHOLDER PROPOSALS
Annex A
Annex B
PROXY CARD

MEETING OF STOCKHOLDERS OF
HEWLETT-PACKARD COMPANY

PROXY STATEMENT OF

WALTER B. HEWLETT

EDWIN E. VAN BRONKHORST

THE WILLIAM R. HEWLETT REVOCABLE TRUST

        This proxy statement and the enclosed GREEN proxy card are being furnished to you, the stockholders of Hewlett-Packard Company (“HP”), in connection with the solicitation of proxies by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) for use at the meeting of stockholders of HP, and at any adjournments or postponements thereof, relating to the proposed merger involving Compaq Computer Corporation (“Compaq”) and HP (the “Special Meeting”). Pursuant to this proxy statement, we are soliciting proxies from holders of shares of HP common stock to vote AGAINST the proposal to issue shares of HP common stock in connection with the proposed merger involving HP and Compaq.

      HP has not yet announced the date, time or location of the Special Meeting. We are soliciting proxies for use at the Special Meeting whenever and wherever it may be held.

* * * * * * *

      A proxy may be given by any person who held shares of HP common stock on January 28, 2002, the record date for the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GREEN proxy card even if you have already delivered any other proxy. Please do not return any proxy sent to you by HP. If you have already returned a white proxy card sent to you by HP, that card will be automatically revoked if you complete and return the enclosed GREEN proxy card. It is very important that you date your proxy.

      This proxy statement is provided by Walter B. Hewlett, Edwin E. van Bronkhorst and the Trust and not by the board of directors of HP.

* * * * * * *

      This proxy statement and the enclosed GREEN proxy card are first being sent or given to stockholders of HP on or about February 5, 2002.

BACKGROUND OF THE DECISION TO OPPOSE THE PROPOSED MERGER

      Walter Hewlett has been a director of HP for more than 14 years and has been involved with HP in various ways for most of his life. Mr. Hewlett is a graduate of Harvard University and has received graduate degrees from Stanford University. He is a member of the board of directors of Agilent Technologies, Inc., which was spun off from HP in 1999, and is also a member of the Board of Overseers of Harvard University. Mr. Hewlett is also chairman of the William and Flora Hewlett Foundation (the “Hewlett Foundation”). The Trust and the Hewlett Foundation collectively own approximately 108.5 million shares (5.6%) of HP common stock worth approximately $2.4 billion as of February 4, 2002. Mr. Hewlett has always had enormous respect for HP, for the outstanding achievements of its management and employees and for the culture of innovation and integrity that has contributed to its outstanding success. As a stockholder and director of HP, Mr. Hewlett believes that the HP board owes a duty to pursue stockholder value and to guide HP to profitable growth for the benefit of its stockholders and employees. His decision to solicit your proxy is entirely motivated by what he believes is in the best interests of stockholders from a financial perspective.

      Edwin E. van Bronkhorst is a former Chief Financial Officer of HP and co-trustee of the Trust with Mr. Hewlett. The Trust is a charitable trust set up by the late William R. Hewlett.

      Walter Hewlett’s statements herein as to what occurred at HP board meetings is based on his personal knowledge and recollection.

      Mr. Hewlett was first made aware that Carleton S. Fiorina, Chairman and Chief Executive Officer of HP, was discussing a transaction with Compaq at an HP board meeting in May 2001. Between May 2001 and September 2001, the HP board discussed the proposed merger at meetings held on May 18, June 24, July 10, July 19, July 20, July 30, August 6, August 25, August 31 and September 3, 2001. Mr. Hewlett attended each board meeting at which the Compaq transaction was discussed other than the meetings on July 10, 19 and 30, 2001. During this three-month period, he carefully considered the merits of the proposed transaction. In considering the proposed transaction, Mr. Hewlett gave thoughtful consideration to the materials provided to him, asked questions about all financial and other aspects of the proposed merger, requested that the HP board be provided with further analysis of large technology companies and other big businesses and the relationship between their long-term growth rates and their price/ earnings ratios, and discussed his concerns about the proposed merger with his fellow directors and the board’s advisors.

      Mr. Hewlett’s concerns were, and still are, focused on his belief that the proposed merger will permanently destroy stockholder value. He does not believe HP should dilute its stockholders’ ownership in the imaging and printing business and increase their exposure to the commodity PC business, which is currently unprofitable for both HP and Compaq. He also believes that mergers involving computing companies have consistently destroyed stockholder value, and that HP should not expose its stockholders to that risk.

      Despite Mr. Hewlett’s vocal opposition, Ms. Fiorina and the rest of the HP board continued to pursue the proposed merger, culminating in HP board meetings at the end of August and the beginning of September 2001 to approve the terms of the proposed merger. At these meetings, Mr. Hewlett and other members of the HP board were kept apprised of:

•	the status of negotiations between HP and Compaq,

•	the views of HP’s advisors,

•	the status of negotiations with respect to the post-merger management structure of the combined company, and

•	the significant multi-year compensation packages contemplated to be given to Ms. Fiorina, Michael D. Capellas, Chairman and Chief Executive Officer of Compaq, and other members of senior management following the proposed merger.

Mr. Hewlett continued to express his view that the proposed merger was not the appropriate course for HP at these meetings.

      On Friday, August 31, 2001, just three days before the HP board was asked to vote on the merger agreement, at an HP board meeting, Larry Sonsini, HP’s outside legal counsel, informed the HP board that the merger agreement being presented to the board required unanimous approval by the HP board. Mr. Hewlett then made clear to the entire board that the unanimous vote requirement put him in a very difficult position, as he was not persuaded that the proposed merger was in the best interests of HP or its stockholders. At this point in time, Mr. Hewlett understood that the only major open issue was the exchange ratio (that is, the price HP would pay for Compaq). Additionally, all of the directors were told that HP and Compaq were still vigorously negotiating over the exchange ratio.

      Mr. Sonsini then asked to speak with Mr. Hewlett outside the presence of the rest of the board members. During this discussion, Mr. Sonsini informed Mr. Hewlett that HP was going to proceed with the proposed merger whether or not Mr. Hewlett voted in favor of it as a director. Mr. Hewlett then asked Mr. Sonsini whether he could abstain from the director vote. Mr. Sonsini advised Mr. Hewlett that he could not abstain under the existing terms of the merger agreement. Mr. Sonsini also advised Mr. Hewlett that, even if he voted to approve the proposed merger as a board member, he could still vote against it as a stockholder. Mr. Hewlett knew that if he voted against the proposed merger as a director, the provision stating that the HP board had unanimously approved the proposed merger would have to be revised. Given Mr. Hewlett’s understanding that the exchange ratio was the only significant open issue and that HP and Compaq were vigorously negotiating over the exchange ratio, and in light of Mr. Hewlett’s conversation with Mr. Sonsini, Mr. Hewlett believed that if he voted against the proposed merger as a director, HP would have to pay a higher price for Compaq. Since, based on his conversation with Mr. Sonsini, Mr. Hewlett believed the proposed merger was certain to be approved by the board without his vote and because he believed it was in the best interests of HP stockholders to negotiate the best possible price for Compaq if the proposed merger were to be submitted to a stockholder vote, Mr. Hewlett determined to vote for the proposed transaction as a director and give stockholders the opportunity to make their own decision.

      On Monday, September 3, 2001, during the telephone call in which the proposed merger was approved by the HP board, Mr. Hewlett informed the board that he might not support the proposed merger as a stockholder, and that, if the vote were to occur on that day, he would vote against the proposed merger as a stockholder. Mr. Hewlett intended to oppose the proposed merger as a stockholder at that time due to his concerns as described above. His concerns have only strengthened since that time as the market and analysts have reacted negatively to the transaction, the independent stock committee of the Hewlett Foundation and the David and Lucile Packard Foundation (the “Packard Foundation”), after careful analysis, made their announcements regarding their intentions to vote against the proposed merger, and Mr. Hewlett’s financial advisor provided the Trust with its report with respect to the proposed merger.

Announcement of the Proposed Merger and Subsequent Events

      The proposed merger was announced in the late evening on September 3, 2001. On the day after the announcement, HP’s share price dropped from $23.21 to $18.87, a decline of 18.7% and an aggregate loss of approximately $8.5 billion of stockholder value. Shortly thereafter, negative commentary from industry analysts began. HP management then spent two months actively promoting the proposed merger in numerous presentations to institutional stockholders. Notwithstanding these presentations and HP management’s active promotion of the proposed merger, the share price continued to fall, reaching $16.89 on November 5, 2001, a decline of 27.2% from the pre-announcement price, an aggregate loss of approximately $12.4 billion. During the same time, an index of comparable companies (consisting of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell Computer Corporation (“Dell”), Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc. and Sun Microsystems, Inc.) increased 9.9%. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

      Mr. Hewlett’s concerns about the proposed merger were confirmed by the market reaction to the announcement, which Mr. Hewlett viewed as a sign of significant stockholder dissatisfaction with the proposed merger. Additionally, many Wall Street analysts and industry experts have publicly stated their unfavorable view of the proposed merger.

      Mr. Hewlett’s interests in the HP stockholder vote on the proposed merger are primarily as a fiduciary of the Trust and as Chairman of the Hewlett Foundation. The Hewlett Foundation and the Trust were established to support charitable endeavors, and, as significant HP stockholders, they are strictly focused on the value of the HP common stock. As a director of HP, Mr. Hewlett is similarly focused on maximizing stockholder value.

      After the proposed merger was announced, the independent stock committee of the Hewlett Foundation, which is responsible for all voting and investment decisions with respect to HP common stock held by the Hewlett Foundation, undertook an analysis of the proposed merger to determine how it would affect the value of the Hewlett Foundation’s shares. The independent stock committee includes no Hewlett family members or HP employees or directors.

      Mr. Hewlett and his co-trustee of the Trust, Edwin E. van Bronkhorst, were advised by counsel to the Trust that, although the Trust could independently determine how to vote on the proposed merger, the Trust should give serious consideration to the decision of the Hewlett Foundation’s independent stock committee on the vote, since the terms of the Trust require that all of the Trust’s HP shares (or the proceeds from their sale) be distributed to the Hewlett Foundation. To further inform their decision, the trustees of the Trust engaged Friedman Fleischer & Lowe, LLC (“FFL”), a San Francisco investment firm, to independently evaluate the proposed merger on behalf of the Trust.

      The independent stock committee asked Laurance R. Hoagland, the Hewlett Foundation’s Chief Investment Officer and former President and Chief Executive Officer of Stanford Management Company, which oversees Stanford University’s $10.0 billion investment portfolio, to analyze the proposed merger. Mr. Hoagland was aware that Mr. Hewlett was opposed to the merger as an individual stockholder, that the Trust’s counsel had advised it to give serious consideration to the independent stock committee’s decision and that the Trust, for which Mr. Hewlett and Mr. van Bronkhorst serve as trustees, had not yet determined how it was going to vote its shares with respect to the proposed merger. Mr. Hewlett confirmed to Mr. Hoagland that he understood that Mr. Hoagland would prepare his recommendations to the committee, and that the committee would decide how to vote the Foundation’s HP shares, independently of Mr. Hewlett’s views as an individual stockholder.

      The Hewlett Foundation’s independent stock committee, considering among other things the advice of Mr. Hoagland and the various industry experts and investment professionals he consulted, concluded that the proposed merger was not in the Hewlett Foundation’s best interests and determined that it would vote against the proposed merger. Mr. Hewlett had no discussions with any member of the independent stock committee regarding his views on the proposed merger prior to its reaching its determination. Ms. Fiorina and Robert P. Wayman, Executive Vice President, Finance and Administration and Chief Financial Officer of HP, did, however, meet with the Hewlett Foundation’s investment staff, including Mr. Hoagland, regarding the proposed merger before Mr. Hoagland made his recommendation to the independent stock committee. The independent stock committee made its own determination as to the timing of its decision with respect to the proposed merger. The independent stock committee’s decision was then reported to the Hewlett Foundation board and to Walter Hewlett and Edwin E. van Bronkhorst, as trustees of the Trust. Thereafter, Walter Hewlett and Edwin E. van Bronkhorst, considering among other things the advice of FFL and the decision of the independent stock committee, concluded that the proposed merger was not in the Trust’s best interests and determined to vote the Trust’s shares against the proposed merger.

      In light of Mr. Hewlett’s review of FFL’s report relating to the proposed merger, knowledge that the Hewlett Foundation had independently determined that the proposed merger was not in its best interests, and observation of the stock market’s reaction to the proposed merger, Mr. Hewlett determined that it was in the HP stockholders’ best interests to make his views known publicly in an effort to terminate the transaction as soon as possible and avoid exposing HP to continued uncertainty about its future. On November 6, 2001, he announced that the Hewlett Foundation, the Trust, his sisters Eleanor Hewlett Gimon and Mary Hewlett Jaffe and he would all vote against the proposed merger. Later that same day, David Woodley Packard separately announced that he too was against the proposed merger and would vote his HP shares against the proposed merger. Once again, the market reinforced Mr. Hewlett’s belief that the proposed merger was not beneficial for HP — HP shares rose from $16.89 to $19.81, or 17.3%, gaining $5.7 billion in aggregate market value on the day of Mr. Hewlett’s announcement.

      HP’s largest stockholder, the Packard Foundation, which owns approximately 201.3 million shares (10.4%) of HP common stock worth approximately $4.4 billion as of February 4, 2002, conducted its own process, independent of Mr. Hewlett, to determine how to vote its shares on the proposed merger. We understand that this decision process involved the full board of the Packard Foundation, which consists of five members of the Packard family and seven other directors, including a former chief executive officer and a former chief operating officer of HP. We understand that the Packard Foundation retained technology and management consulting firm Booz-Allen & Hamilton (“BAH”) to assist it in determining how to vote its shares. We further understand that BAH and members of the Packard Foundation board met with senior members of both HP and Compaq management, including Ms. Fiorina, Mr. Wayman and Mr. Capellas, to discuss the proposed merger. Mr. Hewlett also met with members of the Packard Foundation to discuss his views on the proposed merger. On December 7, 2001, the Packard Foundation announced the preliminary decision of its board to vote against the proposed merger; we understand that this decision was by a unanimous vote of the Packard Foundation board. The Packard Foundation is not acting with Mr. Hewlett, Mr. van Bronkhorst or the Trust and has not entered into an agreement with such persons or any other participant in this solicitation with respect to the voting of its shares on the proposed merger.

      By December 7, 2001, the independent stock committee of the Hewlett Foundation, 12 directors of the Packard Foundation and the trustees of the Trust had all determined that the proposed merger was not in their best interests. These interests represent approximately 16.0% of the outstanding HP common stock.

      Despite the substantial stockholder and investment community opposition, Ms. Fiorina’s public statements, and those of several other members of the HP board, are to the effect that they are determined to take the transaction to a vote. It should be noted that under the HP/ Compaq merger agreement, HP is contractually obligated to use its reasonable efforts to support the merger and obtain its approval, and the HP board is obligated to recommend the proposed merger to HP’s stockholders and is prohibited from changing its recommendation unless a superior offer for HP emerges. If a superior offer for HP emerges, the HP board could change its recommendation, in which event Compaq would be entitled to terminate the merger agreement and obtain from HP a $675 million breakup fee. On the other hand, if the proposed merger is taken to a vote and not approved by HP stockholders, HP can terminate the agreement at its option and would not be obligated to pay Compaq any breakup fee. Additionally, if HP and Compaq were to mutually agree to terminate the proposed merger, no breakup fee would be payable.

      Mr. Hewlett remains determined to stop the proposed merger. His opposition is based on his firm commitment to stockholder value and his firm belief, shared by the Hewlett Foundation, the Packard Foundation, many other stockholders, many HP employees and many Wall Street analysts, that the proposed merger is not in the best interests of HP’s stockholders. To that end, we are soliciting your proxy to vote AGAINST the proposed merger.

REASONS TO VOTE AGAINST THE PROPOSED MERGER

      The following is a summary of what we believe to be the consequences of the proposed merger. They are the primary reasons why we believe stockholders should vote AGAINST the issuance of shares of HP common stock in connection with the proposed merger. Damage to HP’s business is being done now while the uncertainty of the proposed merger continues. In this regard, we note that a January 4, 2002, USA Today article stated that: (i) studies show that most HP and Compaq customers disapprove of the proposed merger; (ii) customers are considering buying or leasing products from other companies or holding off purchases because of the proposed merger; (iii) customers are concerned that layoffs at the merged company could lead to service problems; and (iv) Dell may have already reaped benefits from the uncertainty surrounding the proposed merger.

      We urge you to demonstrate your opposition to the proposed merger and send a message to the HP board by signing, dating and returning the enclosed GREEN proxy card as soon as possible.

HP’S BUSINESS PORTFOLIO WILL BE WORSE. The proposed merger would significantly dilute HP stockholders’ interest in the profitable imaging and printing business, and significantly increase their exposure to a commodity PC business that is currently unprofitable. The combined company would be weaker, not stronger, than HP.

HP’S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE. The proposed merger would: (i) dramatically increase HP’s market position in unattractive low-end, commodity businesses, such as PCs and low-end servers; (ii) not materially improve HP’s market position in mid-range and high-end servers and high-end services, which have higher profit margins than the profit margins for PCs; (iii) divert management’s attention and financial resources from HP’s preeminent imaging and printing business; and (iv) do little to increase HP’s consulting and outsourcing capabilities.

THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL. No significant combination involving a computer company has ever met expectations. The odds are against success in this merger. The complexity of putting two companies together, in a difficult economy, when each company is currently undergoing its own transition, presents daunting challenges and unacceptable risks. Management has no experience or track record with a merger of this scale. Even if the targeted cost synergies are achieved, it is likely that merger-related revenue losses will offset or exceed them.

THE FINANCIAL IMPACT ON HP STOCKHOLDERS HAS BEEN AND WILL BE NEGATIVE. From the date the proposed merger was announced through February 4, 2002, HP stockholders have lost $7.0 billion relative to an index of comparable companies. The market has twice made resoundingly clear that this combination destroys value for HP stockholders — once when HP’s stock price dramatically declined after the proposed merger was announced and again when HP’s stock price dramatically increased after we made our opposition to the proposed merger public. In addition, the dramatic reduction in the earnings outlook for Compaq since the announcement of the proposed merger means that HP stockholders are getting too little of the combined company relative to HP’s contribution to earnings. It also transforms what HP’s management claims to be an accretive transaction into a dilutive transaction when revenue losses more in line with historical experience in prior transactions and analysts’ estimates (up to 17% in 2003) are factored in. Further, when compared to a standalone HP, the combined company represents a weaker credit with greater equity risk and a higher cost of capital.

      The historical financial statistics presented throughout this document for HP and Compaq have been normalized to exclude non-recurring and extraordinary items and presented on a calendar year basis although HP’s fiscal year ends on October 31. The normalization adjustments are detailed in the section titled “Explanation of Normalization Adjustments” on page 14.

      HP is a great company. It is currently profitable when many other IT companies are losing money. HP has the market-leading position in the very attractive imaging and printing market, a great consumer brand name, a strong reputation with enterprise customers, and a prodigious source of innovation in HP Labs. HP faces challenges in some of its business segments, but these challenges were known before this transaction, and management needs to focus all of its attention on resolving them. Management has said that a defensive transaction is not needed at HP. We agree.

      We profoundly disagree, however, with management’s assertion that HP needs to make this large and very risky acquisition. To undertake the proposed merger is to make a big, long-term, bet-the-company move. It worsens the HP stockholders’ portfolio of businesses. It does not solve key strategic problems. It creates enormous immediate risk and intermediate-term incremental challenges, and it comes at a very high price to HP stockholders.

      We do not at all believe that HP should stand still. On the contrary, we think that the fast pace of change in the technology industry is one of the prime reasons that the distractions of this merger will be harmful to HP. HP is a strong company with many assets. We would prefer HP to focus on what it does well, and to change and grow organically, with targeted tactical acquisitions, which has been the strategy of most successful technology companies.

      We believe that the cornerstone of that strategy should be one of FOCUS — not scale:

•	focus on technology and innovation — not merger integration;

•	focus on imaging and printing — not commodity computing;

•	focus on areas of strength in the enterprise — not commodity computing;

•	focus on fixing problems — not creating them;

•	focus on building good businesses — not acquiring or expanding bad ones;

•	focus on treating employees as assets — not liabilities; and

•	FOCUS on stockholder value — not bigger, but better.

      We also believe that the strategy should include a fresh review of all alternatives, including those previously discussed; however, the cornerstone of the review should be focus — not scale.

HP’S BUSINESS PORTFOLIO WILL BE WORSE.

      Based on estimated calendar year 2001 revenues, FFL estimates that the percentage of HP’s revenues derived from its profitable imaging and printing business would fall from 43% before the proposed merger to 25% if the proposed merger is consummated, while the percentage of revenues derived from a currently unprofitable PC business would increase from 20% to 31%. Of Compaq’s $33.6 billion in total sales for 2001, $15.2 billion came from PCs. Since 1998, when comparing margins and returns for HP’s and Compaq’s businesses as a whole, Compaq has had consistently lower margins and returns than HP. If the proposed merger were consummated, HP’s stockholders’ interest in HP’s imaging and printing business would be diluted by over one-third.

      HP’s reported imaging and printing operating margins have exceeded 10% for the last three fiscal years and the market is expected to grow at 8%-9% per year between 2001 – 2005. In contrast, each of HP and Compaq had margins of less than 5% on PCs in each of the last three fiscal years (with negative margins in 2001) and revenues in the PC market are expected to grow at an anemic 1% per year between 2001 and 2005.

HP’S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE.

      While HP clearly has strategic challenges to address, the proposed merger does not resolve them — it compounds them. The strategic impact of the proposed merger on HP’s primary businesses is discussed below.

PCs/Access

      PC industry fundamentals are unattractive. According to IDC, unit sales of PCs are estimated to have declined by 2.4% in 2001 from 2000. On a revenue basis, the market decreased more dramatically, declining 16.2% from $191 billion to $161 billion.

      Neither company currently has a profitable PC business model. It is a widely held view that Dell has a successful PC business model — its direct sales method and cost structure have allowed it to earn an operating margin of 7.2% over the last four quarters. HP has been unable to migrate to a direct distribution model and thereby become more cost competitive with industry leader Dell — currently only approximately 3% of HP’s PC sales are via direct distribution. HP’s PC business is estimated to lose $192 million in operating profit in calendar 2001 on revenues of $9.1 billion. Like HP’s PC business, Compaq’s PC business has incurred significant losses — $587 million on revenues of $15.2 billion in calendar year 2001. Compaq also has been unable to successfully transition to a direct distribution model. It has made some progress in the United States and almost none in the rest of the world. Currently, analysts estimate that only approximately 20% to 30% of Compaq’s PC sales are direct sales.

      Compaq generates more PC sales outside the United States than it does in the United States. Virtually all of Compaq’s sales outside the United States are made through channel partners rather than through direct distribution. While the market-wide percentage of direct sales of PCs outside the United States was only 22% in 2001, as compared to 52% for direct sales in the United States, Dell, unlike Compaq, has successfully employed its direct model outside the United States. Dell is already the number two seller of PCs in western Europe with a 2001 market share of 11.3%, compared to Compaq’s 16.2% market share. Dell has also made progress throughout the rest of the world. It is the number six seller of PCs in Japan (ahead of number nine Compaq), the number five seller of PCs in Asia Pacific, excluding Japan (behind number three Compaq) and the number three seller of PCs in the rest of the world (behind number one Compaq). Since a majority of Compaq’s sales come from outside the United States and virtually all of those sales are made through channel partners, the overall cost structure for Compaq is higher than the overall cost structure of Dell. In addition, to the extent markets outside of the United States migrate to a direct distribution model, Compaq will have to migrate to a direct distribution model to remain competitive in these markets. It may be difficult for Compaq to migrate to a direct distribution model outside the United States, in light of its current reliance on channel partners.

      Ms. Fiorina has said that this market has “low barriers to entry” and “intensive price competition.” The combination of two currently unprofitable businesses, in an increasingly competitive market, that individually have made little progress in developing a direct distribution model, is unlikely to become a source of profit in a combined company.

Enterprise

      Compaq’s enterprise business does not materially improve HP’s strategic position in the enterprise market.

      Compaq’s server volumes are primarily in the low end of the market, where margins are lower and under increasing pressure from Dell. IDC defines entry level servers as servers with price points less than $100,000. Entry-level servers accounted for $7.6 billion (76%) of Compaq’s $9.9 billion in 2000 server revenues. Average selling prices of entry-level servers have declined 52% from the end of 1997 to the third quarter of 2001. According to IDC, the entry-level server market was $31.1 billion in 2000 and $18.9 billion for the first nine months of 2001. Ms. Fiorina has said that this market also has “low barriers to entry” and “intensive price competition.” Compaq management has acknowledged increasing commoditization going forward.

      It is not necessary to have the leading position in entry-level servers to succeed in the attractive mid-range and high-end server markets. Compaq has a leading position in entry-level Windows servers with approximately $4.3 billion in sales, but such a position is not necessary to succeed in the attractive mid-range and high-end server markets. IBM, the current market leader in the profitable mid-range and high-end segments, had only $1.8 billion in entry-level Windows server sales in 2000. In comparison, HP had $1.3 billion in such sales in 2000. Mid-range and high-end servers are more attractive products than entry level servers, because they have higher profit margins and are more technologically complex and easily differentiated than entry level servers.

      Compaq’s mid-range business would do little to improve HP’s mid-range position, and the mid-range business Compaq contributes is likely to erode. Mid-range servers are defined by IDC as servers priced from $100,000 to $999,999. According to IDC, in 2000, this market was $17.4 billion, and it was $9.6 billion for the first nine months of 2001. During the first three quarters of 2001, HP held the number two position in the mid-range market with a 24.2% market share. Compaq held the number four position with a 6.9% market share. The combination of the two businesses would give the combined company a 31.1% market share. The combined company would still be behind segment leader IBM. Furthermore, that position would not be strong. Compaq and HP’s primary mid-range offerings are both Unix solutions (Compaq’s Tru64 Unix accounted for 66% of its mid-range server sales during the first three quarters of 2001, while HP’s HP-UX Unix accounted for 97% of its mid-range server sales during this time). Industry participants widely acknowledge that because of the relative market positions of these two products (mid-range HP-UX servers had a 30.9% mid-range market share during the first three quarters of 2001, while mid-range Tru64 Unix servers had only a 7.7% market share during this time) HP-UX — not Tru64 Unix — would be the surviving Unix operating system if the proposed merger were to occur. Analysts expect that Tru64 customers would be transitioned post-merger to HP-UX. In light of the significant switching costs associated with platform migration, many customers will consider alternative competitive offerings.

      Compaq’s higher-end offerings do not materially improve HP’s strategic position or provide a platform for growth. The high-end server market — defined by IDC to include servers priced over $1 million — was $11.7 billion in 2000 and $7.8 billion for the first nine months of 2001, according to IDC. The high-end segment is relatively small for both HP and Compaq. In 2000, HP and Compaq had $680 million and $935 million, respectively, in high-end server sales. During the first three quarters of 2001, HP had a 6.7% market share. While the addition of Compaq’s 9.1% market share would bring the combined company up to a 15.9% market share, it would still be well behind segment leader IBM’s 42.7% share. Compaq’s high-end business is well-established with a limited number of customers, but is not likely to have a widely expanding customer base.

      Portions of Compaq’s storage business are attractive, but relatively small. They do not justify taking the risks of the proposed merger. In 2000, Compaq had $5.6 billion in storage revenue and shared the leading position with EMC with 17.6% market share. The overall storage market in 2000 was $33.9 billion and is projected to grow to $53.3 billion in 2004, a compound annual growth rate of 12.0%. Growth is being driven primarily by the storage area network (“SAN”) and network attached storage (“NAS”) segments, which are projected to grow from $4.4 billion and $2.0 billion in 2000, respectively, to $18.9 billion and $14.7 billion, respectively, in 2004, compound annual growth rates of 43.7% and 65.0%, respectively. In 2000, only $855 million, or 15.4%, of Compaq’s storage revenues were in the attractive SAN and NAS segments of the markets where Compaq had 13.1% and 1.9% market shares, respectively. Compaq’s SAN and NAS storage revenues were only 2.0% of Compaq’s revenues in 2000. Management has stated that HP on its own is strong in the high-end storage segment and has a good position in emerging markets.

     Imaging and Printing

      The proposed merger does not add to HP’s current leadership position in the attractive imaging and printing market segments. Collectively, the market segments where HP has a position have grown from $72 billion in 2000 to $76 billion in 2001, according to IDC. Continued growth of 8.7% is estimated for the period 2001 to 2005. In addition to the markets where HP has a leadership position, HP has a leveragable foothold in the digital commercial printing market.

      Management implies that the only way to improve the performance of HP’s other business and thereby reduce the cash drain on its imaging and printing business is to merge with Compaq. However, management de-emphasizes or ignores the following key facts:

•	the integration may fail;

•	even if successful, the integration will be very difficult and will take years to complete; and

•	management focus and financial investment are likely to suffer during the integration.

In this fast moving market, HP cannot afford to wait or to take the substantial risk that the integration will fail. Diversion of management attention during the integration process and under-investment in imaging and printing could have a significant adverse impact on HP’s leadership position in the future.

      Management focus on the imaging and printing business is likely to suffer as a result of the proposed merger. The integration of HP and Compaq will take a significant amount of management’s time and attention. The loss of focus is likely to have an adverse impact on HP’s imaging and printing business. Gartner Dataquest states “HP may become too preoccupied to dedicate the funding and executive-level attention required to maintain leadership in the printer industry.” We believe that the combined company would lose printer share during the sales integration process and such lost share may well offset the small gain in volume from Compaq printer shipments that may be taken from Lexmark.

      HP’s ability to invest in its imaging and printing business is likely to suffer as a result of the proposed merger. Compaq’s PC business lost $587 million in 2001 and its other businesses produced a profit of approximately $1.1 billion in 2001 (approximately 1.8x the loss generated by the PC business). In contrast, HP’s PC business is estimated to lose $192 million in calendar 2001 and its other businesses are expected to produce a profit of approximately $2.1 billion in 2001 (which is equal to approximately 10.9x the loss generated by the PC business). As a result of the proposed merger, the profits from HP’s imaging and printing business are more likely to be used to subsidize the combined PC business for several years. Management predicts a profitability turnaround, but this is far from certain, and in any event will take years to accomplish. If HP increases its use of the imaging and printing profits it runs the risk that in a few years its products in the imaging and printing space will be weakened relative to those of competitors. Gartner Dataquest has stated that “the proposed merger of HP and Compaq will likely not allow for the huge investments needed to be successful in high-speed commercial printing.”

     Services

      Compaq’s service business does little to increase HP’s consulting and outsourcing capabilities. High-growth consulting and outsourcing capabilities are what HP needs to compete with IBM in selling high-value-add, end-to-end customer solutions. Management recognized this in its public statements regarding its attempted acquisition of the consulting division of PricewaterhouseCoopers. Compaq’s service business is very similar to HP’s service business. They are both focused on the lower-growth and lower-margin hardware support and maintenance segments. The proposed merger would not provide any meaningful assistance to HP in increasing its capabilities in high-end services. It is estimated that at least half of Compaq’s support service revenue comes from DEC Alpha customers who are more likely to select competitive platform alternatives as the combined company rationalizes platforms. An erosion of the combined company’s enterprise installed based would likely result in an erosion of its service revenue.

THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL.

      The statistical odds of success are not favorable for the proposed merger. It is widely acknowledged that the integration risk in the proposed merger is substantial. HP management described the transaction challenges as “a massive integration effort . . . in the midst of reinvention . . . combining cultures.” Several analyses, from academic studies to Wall Street analysts, indicate that more than half of large merger transactions fail to achieve their stated goals and objectives, and that the success rate for large technology transactions is even lower. There is no example of a large merger in computing which has been successful.

      Revenue losses are likely to be substantially greater than HP forecasts of 5% . We believe the case presented by management is optimistic. Compaq’s own experience with Digital Equipment Corporation (“DEC”) yielded revenues 13% below analyst projections for 1999. For the proposed merger, analysts have estimated that revenue losses as a percentage of sales could be as high as 15% for the combined company in

2002 and up to 17% for the combined company in 2003. Additionally, The Parthenon Group estimates revenue losses of 10% for the combined company in 2003.

      Revenue losses are likely to be concentrated in PCs and the enterprise segment, but not exclusively. In PCs, the combined company would have 60-70% market share of the retail consumer PC market. This share is likely to be unsustainable as both retailers and consumers encourage competition in order to limit supplier power and facilitate greater choice. In the enterprise segment, the elimination of overlapping technology and software platforms, as well as sales personnel, will likely prompt many existing customers to consider competitive offerings. (In a recent survey of DEC Alpha server customers conducted by UBS Warburg, LLC, fully 90% of the respondents said if the combined company tried to migrate Alpha customers to HP-UX, it would cause the customers to consider other vendors.) Revenue loss in the enterprise segment will translate into revenue loss in services as well, as the service business is principally in support of enterprise customers. Management’s projection of no revenue loss in services seems implausible.

      For more information relating to the integration risks facing HP as a result of the proposed merger, see FFL’s report titled, “Large Computing Mergers Have Consistently Failed,” which was filed with the SEC under cover of Schedule 14A on January 30, 2002. You may obtain a copy of this report at www.sec.gov, by calling MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500 or by sending an email to proxy@mackenziepartners.com.

THE FINANCIAL IMPACT ON HP STOCKHOLDERS HAS BEEN AND WILL BE NEGATIVE.

      From the day prior to the announcement of the proposed merger through the day prior to our announcement of our opposition, HP stockholders lost $12.4 billion in value. On the day that we made public our opposition to the proposed merger, HP stockholders gained $5.7 billion in value.

The equity market has twice made resoundingly clear its view that this combination destroys value for HP stockholders.

Date	HP	CPQ	S&P 500	Index

9/3/01	100%	100%	100%	100%

9/4/01	82%	90%	100%	101%

9/5/01	78%	84%	100%	100%

9/6/01	76%	84%	98%	97%

9/7/01	78%	86%	96%	95%

9/10/01	77%	84%	96%	96%

9/17/01	69%	71%	92%	93%

9/18/01	70%	69%	91%	92%

9/19/01	66%	66%	90%	92%

9/20/01	62%	64%	87%	88%

9/21/01	64%	65%	85%	84%

9/24/01	69%	69%	89%	90%

9/25/01	69%	72%	89%	90%

9/26/01	69%	68%	89%	87%

9/27/01	70%	69%	90%	85%

9/28/01	69%	67%	92%	87%

10/1/01	67%	67%	92%	86%

10/2/01	66%	66%	93%	87%

10/3/01	69%	70%	95%	92%

10/4/01	69%	72%	94%	94%

10/5/01	71%	71%	95%	95%

10/8/01	73%	73%	94%	96%

10/9/01	72%	73%	93%	94%

10/10/01	73%	77%	95%	94%

10/11/01	78%	80%	97%	99%

10/12/01	79%	80%	96%	99%

10/15/01	78%	79%	96%	99%

10/16/01	80%	82%	97%	100%

10/17/01	78%	79%	95%	98%

10/18/01	76%	77%	94%	97%

10/19/01	79%	79%	95%	98%

10/22/01	79%	78%	96%	101%

10/23/01	77%	76%	96%	101%

10/24/01	78%	79%	96%	103%

10/25/01	78%	79%	97%	107%

10/26/01	77%	77%	97%	107%

10/29/01	75%	74%	95%	104%

10/30/01	73%	73%	93%	102%

10/31/01	73%	71%	93%	103%

11/1/01	75%	74%	96%	106%

11/2/01	73%	74%	96%	107%

11/5/01	73%	73%	97%	110%

11/6/01	85%	69%	99%	113%

11/7/01	83%	65%	98%	113%

11/8/01	79%	65%	99%	114%

11/9/01	82%	63%	99%	114%

11/12/01	83%	62%	99%	114%

11/13/01	87%	71%	100%	117%

11/14/01	95%	81%	101%	116%

11/15/01	95%	87%	101%	117%

11/16/01	93%	83%	100%	116%

11/19/01	93%	84%	102%	118%

11/20/01	90%	78%	101%	117%

11/21/01	88%	78%	100%	114%

11/23/01	90%	79%	101%	116%

11/26/01	91%	80%	102%	118%

11/27/01	87%	77%	101%	118%

11/28/01	87%	73%	100%	115%

11/29/01	92%	78%	101%	118%

11/30/01	95%	82%	101%	120%

12/3/01	93%	82%	100%	118%

12/4/01	97%	87%	101%	121%

12/5/01	100%	94%	103%	127%

12/6/01	101%	90%	103%	126%

12/7/01	101%	92%	102%	124%

12/10/01	99%	79%	101%	123%

12/11/01	95%	77%	100%	124%

12/12/01	94%	79%	100%	125%

12/13/01	91%	76%	99%	120%

12/14/01	90%	77%	99%	120%

12/17/01	89%	77%	100%	121%

12/18/01	88%	74%	101%	122%

12/19/01	89%	73%	101%	123%

12/20/01	89%	74%	101%	121%

12/21/01	90%	80%	101%	120%

12/24/01	89%	78%	101%	119%

12/26/01	90%	79%	101%	120%

12/27/01	90%	80%	102%	122%

12/28/01	90%	80%	102%	121%

12/31/01	88%	79%	101%	120%

1/2/02	93%	85%	102%	122%

1/3/02	99%	89%	103%	125%

1/4/02	100%	92%	103%	128%

1/7/02	99%	95%	103%	126%

1/8/02	98%	91%	102%	127%

1/9/02	101%	87%	102%	127%

1/10/02	101%	89%	102%	125%

1/11/02	99%	93%	101%	123%

1/14/02	97%	90%	100%	120%

1/15/02	99%	92%	101%	120%

1/16/02	97%	90%	99%	118%

1/17/02	101%	96%	100%	121%

1/18/02	97%	93%	99%	117%

1/22/02	94%	89%	99%	112%

1/23/02	95%	92%	100%	111%

1/24/02	98%	98%	100%	114%

1/25/02	97%	97%	100%	114%

1/28/02	95%	96%	100%	113%

1/29/02	90%	91%	97%	108%

1/30/02	95%	97%	98%	111%

1/31/02	95%	100%	100%	112%

2/1/02	95%	98%	99%	112%

2/4/02	95%	99%	97%	110%

Notes:

The Comparable Company Index represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

In addition to factors specific to the proposed merger, market performance may be affected by a number of external factors.

     On August 31, 2001, the last trading day prior to the announcement of the proposed merger, HP’s common stock closed at $23.21 on the New York Stock Exchange. On September 4, 2001, the first trading day after the announcement of the proposed merger, HP’s shares closed at $18.87. On November 5, 2001, the last trading day prior to Mr. Hewlett’s announcement regarding his opposition to the proposed merger, HP’s shares closed at $16.89. On November 6, 2001, the day Mr. Hewlett announced his opposition to the proposed merger, HP’s shares closed at $19.81. As of February 4, 2002, HP’s shares closed at $22.04.

      Compaq’s earnings outlook has deteriorated substantially since the merger was announced. As a result, the financial terms of the proposed merger are unattractive. As of February 4, 2002, HP is paying 51.6 times expected earnings for Compaq in 2002. Based on First Call average analyst estimates, Compaq’s consensus earnings forecast for calendar years 2002 and 2003 have fallen from $0.66 and $0.88, respectively, to $0.27 and $0.47, respectively, a decline of 59.1% and 46.6%, respectively. (Over the same period, HP’s outlook deteriorated 9.6% and 19.5% for calendar years 2002 and 2003, respectively.)

      On the announced terms of the proposed merger, HP stockholders would own 64.4% of the combined company. In the Form S-4 filed by HP, Goldman Sachs estimated that HP would contribute 66.5% of the combined company’s net income in calendar year 2002. But on current estimates, FFL calculates that HP would now contribute 81.4%, and 76.2% to the combined company’s calendar years 2002 and 2003 net income. On a historical basis, FFL calculates that HP would have contributed 78.4% of the cumulative combined net income of the two companies from 1998 to 2001. Compared to a more equitable exchange ratio resulting in HP stockholders owning 80% of the combined company, the terms of the proposed merger result in the transfer of approximately $13.1 billion in value from HP stockholders to Compaq stockholders as of February 4, 2002.

      The price-earnings multiple being paid for Compaq at the time the proposed merger was announced was 22.2x calendar year 2002 earnings. As of February 4, 2002, the price-earnings multiple being paid for Compaq based on current earnings estimates is 51.6x calendar year 2002 earnings.

      The proposed merger is likely to be dilutive — not 20% accretive in 2003 as originally indicated by HP management and not 13% accretive in 2003 as recently indicated by HP management. HP management stated in its initial announcement of the proposed merger that it would be accretive after the first quarter, and “20% accretive by ’03” based on estimated cost savings of $2.5 billion in fiscal 2004 but did not provide specific detail regarding revenue losses. On December 19, 2001, HP management revised this estimate to 13% accretive in 2003 assuming 5% revenue loss in 2003. FFL estimates however that the proposed merger could only have been 20% accretive in 2003, based on earlier earnings assumptions, if all of the cost savings were achieved and there was no revenue loss. In light of the relative deterioration in Compaq’s earnings outlook, and assuming revenue losses closer to 10% in calendar year 2003, which FFL and analysts estimate to be more realistic, the proposed merger will likely be dilutive in calendar years 2002 and 2003.

      Based on cost savings consistent with management’s estimates and revenue losses of 10% in each of the 2002 and 2003 calendar years, FFL estimates the proposed merger would be 49.7% and 13.3% dilutive in calendar years 2002 and 2003, respectively.

      The proposed merger would destroy stockholder value.

      When all of the costs as well as the benefits of the proposed merger are taken into account and assumptions consistent with prior experience and analyst estimates are used, the value impact of the proposed merger to HP stockholders is negative, a loss of more than $4.00 per share. Under more conservative assumptions consistent with prior transactions, the value of the proposed merger to HP stockholders could be negative by $14.00 or more. These estimates merely reflect the immediate losses expected to occur on a short-term basis as a result of the proposed merger and do not include any other losses, such as stock market multiple compression or lower earnings over time as a result of any brand impairment or cultural change from being a less-focused technology company. There can be no assurance that the negative value impact of the proposed merger will be reflected in the trading price of HP common stock if the proposed merger is completed.

      A key assumption in determining the earnings per share impact of the proposed merger is the profit impact of revenue losses. Management recently has stated an assumption of 12% contribution margin. This assumption is inconsistent with historical experience. Comparable companies that experienced revenue declines in 2001 lost an average of $0.42 in operating profit for every $1.00 of lost revenue. Following its acquisition of DEC, Compaq lost $0.56 in operating profit for every $1.00 of revenue lost relative to analysts forecasts prior to the acquisition.

      The estimates of potential value impact are based on the sum of the valuation of the four major financial factors of the transaction, which include (i) the core dilution resulting from HP’s issuance of new shares to Compaq stockholders at a premium to HP’s price-earnings multiple, (ii) the cost savings estimated to be realized as a result of the proposed merger, (iii) the costs to achieve the cost savings, such as severance and facility closure costs, and (iv) the revenue losses estimated to result from the proposed merger. The core dilution is valued based on consensus EPS estimates for calendar 2002 and HP’s current calendar year 2002 price-earnings multiple. The cost savings are valued based on their EPS impact in calendar 2004 assuming a 26% tax rate, a 20x forward price-earnings multiple and a 15% discount rate. The cost to achieve the cost savings are valued based on their estimated after-tax cash-flow impact and a 15% discount rate. The revenue losses are valued based on their EPS impact in calendar 2004 assuming a 26% tax rate, a 20x forward price-earnings multiple and a 15% discount rate.

      For complete information relating to the analysis and assumptions used in determining the losses above, please refer to the report of our financial advisor titled, “HP is Misleading Stockholders: Financial Analysis Illustrates that Compaq Merger Destroys Stockholder Value,” which was filed with the SEC under cover of Schedule 14A on January 23, 2002. You may obtain a copy of this report at www.sec.gov, by calling MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500 or by sending an email to proxy@mackenziepartners.com.

      While management’s assumptions regarding the impact of the deal on the business may be optimistic, it is critical that shareholders recognize that even targets of this implausible magnitude do not produce rewards sufficient to justify the risks being taken.

      The balance sheet of the combined company would be worse than HP’s balance sheet on a standalone basis. Despite management’s assertion that a key asset of the combined company would be a stronger balance sheet, the credit rating agencies disagree. Shortly after the transaction was announced, Moody’s downgraded HP’s long-term debt by two notches from Aa3 to A2, and S&P put HP on CreditWatch with a negative outlook. Incidentally, both agencies upgraded the outlook for Compaq debt. On December 13, S&P had the following commentary:

“If the merger is completed, Compaq’s ratings would be reviewed for upgrade reflecting its acquisition by a stronger credit. The CreditWatch negative placement of HP is based on the acquisition of a lower-rated company with a similar-size revenue base and Standard & Poor’s concern about integration and business disruption risks inherent in a merger of this size in the highly competitive and rapidly evolving technology market. These factors are partially offset by HP’s strong financial profile.”

      Compaq stockholders are getting a great deal at HP stockholders’ expense. Stockholders should be cautious about arguments from Compaq’s management and its board of directors about the benefits of the proposed merger for HP stockholders. The transaction is clearly in their interests and their stockholders’ interests, and these interests are not aligned with the interests of HP stockholders. The proposed merger is substantially accretive for Compaq stockholders under a wide range of revenue and cost savings scenarios. Assuming management’s cost savings estimates and only 5% revenue loss in calendar years 2002 and 2003, based on current earnings estimates, FFL estimates that the proposed merger is 75.1% and 87.0% accretive to Compaq stockholders in calendar years 2002 and 2003, respectively. With a more likely 10% revenue loss in calendar years 2002 and 2003 the proposed merger is 21.5% and 53.3% accretive to Compaq stockholders in calendar years 2002 and 2003, respectively.

      HP’s offer represented a 19% premium over Compaq’s pre-announcement share price and 22.2x Compaq’s calendar year 2002 estimated earnings. As of February 4, 2002, HP’s offer represented a 14.3%

premium over Compaq’s current share price and 51.6x 2002 earnings. Through the proposed merger, Compaq gets a business lifeline to the profitable imaging and printing business; a better credit rating; and the security of greater earnings coverage for its PC losses. Compaq’s board and management will be well represented (and its CEO better compensated) in the combined company.

Explanation of Normalization Adjustments

      Historical financials for both HP and Compaq are stated on a pro forma basis normalized for any one-time expenses and gains as follows.

      HP’s pro forma historical financials are adjusted for the following charges and gains. We have not made any adjustments to HP’s historical financials for 1998. In fiscal year 1999, a $58 million charge incurred to realign HP into two separate companies. In fiscal year 2000, a restructuring charge of $102 million, costs related to the Agilent spin-off of $56 million, a net investment gain of $41 million and a gain on divestitures of $203 million. In fiscal year 2001, an acquisition-related charge of $60 million, a restructuring charge of $384 million, a net investment loss of $455 million, a litigation settlement loss of $400 million and a loss on divestitures of $53 million.

      Compaq’s pro forma historical financials are adjusted for the following charges and gains. In fiscal year 1998, a restructuring charge of $393 million (consisting of a $286 million charge related to the acquisition of Digital and a $107 million charge related to asset impairments), the purchase of in-process technology of $3.196 billion and other income of $9 million (other income consists of investment losses and the gain on the sale of businesses). In fiscal year 1999, a restructuring charge of $868 million (consisting of $787 million of accrued restructuring costs, $58 million of related asset impairment charges and a $23 million pension curtailment loss) and other income of $1.249 billion (other income consist of investment losses and the gain on the sale of businesses). In fiscal year 2000, a restructuring gain of $86 million from the reversal of excess reserves for employee separations, litigation expenses of $81 million, $17 million in asset write-downs and other expenses of $1.568 billion (other expenses consists of investment losses and the gain on the sale of businesses). In fiscal year 2001, a restructuring charge of $742 million (consisting of $476 million related to employee separations, $202 million of related asset impairment charges, $40 million for facility closure costs and $24 million of other exit costs), a $44 million charge for merger-related costs and other expenses of $438 million (other expenses consists of investment losses and the gain on the sale of businesses).

      In addition, although HP’s fiscal year ends on October 31, we have used calendar year figures for HP to enable comparisons to other calendar year figures.

      Additional information regarding the above reasons to vote against the proposed merger can be found in a report entitled, “Report to the Trustees of the William R. Hewlett Revocable Trust on the proposed merger of Hewlett-Packard and Compaq” filed with the Securities and Exchange Commission under cover of Schedule 14A on November 16, 2001, as amended (the “Report”). The Report, which was prepared by FFL with the assistance of The Parthenon Group, may be viewed at the Securities and Exchange Commission’s Web site (www.sec.gov). You may also receive a free copy of the Report by contacting Mackenzie Partners at 1-800-322-2885 or 1-212-929-5500 or by sending an email to proxy@mackenziepartners.com.

      The Report and the financial analyses in this proxy statement (the “Analyses”) contain material prepared for and on behalf of the trustees of the Trust. FFL and The Parthenon Group have been retained as independent contractors to the trustees and have no fiduciary, agency or other relationship to the trustees, the Trust or to any other party, all of which are hereby expressly disclaimed. Therefore, no obligation or responsibility is assumed by FFL and The Parthenon Group to any person with respect to the Report or the Analyses. The Report and the Analyses do not purport to be a complete description of the views of or analyses performed by the trustees or their advisors.

      This Analyses and the views expressed herein and in the Report, as well as any estimates herein or in the Report, are based solely on publicly available information and on consultants’ and industry reports as well as on the views of certain consultants retained in connection with the consideration of the proposed merger by the trustees. The Analyses and the Report and the views expressed herein and therein assume and rely upon the accuracy and completeness of all such publicly available information, reports and views and no responsibility for independent verification of any of the foregoing has been taken. All views and estimates expressed in this proxy statement and in the Report are based on economic and market conditions and other circumstances as they existed on the date of the Report and on the date of this proxy statement, respectively.

      The views expressed in this proxy statement and in the Report are judgments, which are subjective in nature and, in certain cases, forward-looking in nature. The Analyses and the Report also contain estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. We do not assume any obligation and do not intend to update these forward-looking statements. The information contained in this proxy statement and the Report do not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. In addition, where quotations have been used herein or in the Report, permission to use such quotations was neither sought nor obtained.

      The Analyses and the Report and the views expressed herein and therein do not constitute a recommendation by FFL or The Parthenon Group to any holder of shares of HP or Compaq with respect to how such stockholder should vote with respect to the proposed merger and should not be relied upon by any holder as such a recommendation.

CERTAIN INFORMATION REGARDING THE PROPOSED MERGER

      If the proposed merger is consummated, holders of Compaq common stock will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock they then hold. HP stockholders will continue to own their existing shares of HP common stock after the proposed merger. The shares of HP common stock issued in exchange for shares of Compaq common stock in connection with the proposed merger will represent approximately 35.7% of the outstanding shares of HP common stock immediately following the completion of the proposed merger, based on the number of shares of HP and Compaq common stock outstanding on January 28, 2002. According to Amendment No. 3 to the Form S-4 filed by HP on January 31, 2002, the proposed merger would result in the issuance of approximately 1,078,182,486 additional shares of HP common stock; the reservation of approximately 320,808,010 additional shares of HP common stock for issuance upon the exercise of options to purchase Compaq common stock assumed by HP in connection with the proposed merger; and the assumption by HP of Compaq’s stock plans, under which, as of January 28, 2002, approximately 75,752,508 shares of Compaq common stock, equivalent to 47,913,461 shares of HP common stock as adjusted to reflect the exchange ratio, are available for future grant.

      The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Reorganization among Hewlett-Packard Company, Heloise Merger Corporation and Compaq Computer Corporation, dated as of September 4, 2001, which is attached as Annex A to the preliminary joint proxy statement/prospectus of HP and Compaq contained in the Form S-4 filed by HP on November 15, 2001.

VOTING PROCEDURES

      To vote AGAINST the proposed merger at the Special Meeting, please sign and date the enclosed GREEN proxy card and return it to MacKenzie Partners, Inc. in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the Special Meeting and vote in person.

How do I vote in person if I am a record holder?

      If you are a stockholder of record of HP common stock on the record date, January 28, 2002, you may attend the Special Meeting and vote in person. HP’s management has indicated that in order to vote in person you must bring photo identification to the Special Meeting.

How do I vote by proxy if I am a record holder?

      To vote by proxy, you should complete, sign and date the enclosed GREEN proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the Special Meeting, we must receive your proxy as soon as possible but in any event prior to the meeting. You may vote your shares without submitting a proxy to us if you vote in person or submit a proxy to the secretary of HP.

What if I am not the record holder of my shares?

      If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can give a proxy with respect to your shares. You may have received either a GREEN proxy card from the record holder (which you can complete and send directly to MacKenzie Partners, Inc.) or an instruction card (which you can complete and return to the record holder to direct its voting of your shares). If the record holder has not sent you either a GREEN proxy card or an instruction card, you may contact the record holder directly to provide it with instructions.

      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which shares are held. You should complete, sign, date and return each GREEN proxy card and voting instruction card you receive.

      You may also receive a white proxy or voting instruction card which is being solicited by the HP board of directors. We urge you to discard any white proxy or voting instruction cards sent to you by HP. If you have previously signed a white proxy or voting instruction card sent by HP, we urge you to sign, date and promptly mail the enclosed GREEN proxy card or voting instruction card for the Special Meeting, which will revoke any earlier dated proxy or voting instruction cards solicited by the HP board of directors which you may have signed. It is very important that you date your proxy. It is not necessary to contact HP for your revocation to be effective.

      If you need assistance, please contact MacKenzie Partners, Inc. by telephone at 1-800-322-2885.

      If you do not have record ownership of your shares and want to vote in person at the Special Meeting or if you are voting for someone else at the Special Meeting, you may obtain a document called a “legal proxy” from the record holder of the shares or such other person and bring it to the Special Meeting. In addition, HP’s management has indicated that in order to vote in person you must bring to the Special Meeting photo identification. If you need assistance, please contact our solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or 1-212-929-5500.

What should I do if I receive a white proxy card from HP’s management?

      Proxies on the white proxy card are being solicited by HP’s management. If you submit a proxy to us by signing and returning the enclosed GREEN proxy card, do not sign or return the white proxy card or follow any voting instructions provided by HP unless you intend to change your vote, because only your latest-dated proxy will be counted.

      If you have already sent a white proxy card to HP and voted in favor of the proposed merger, you may revoke it and vote against the proposed merger simply by signing, dating and returning the enclosed GREEN proxy card.

What if I want to revoke my proxy or change my voting instructions?

      If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so by:

•	delivering a later-dated proxy to either MacKenzie Partners, Inc. or the secretary of HP; or

•	delivering a written notice of revocation to either MacKenzie Partners, Inc. or the secretary of HP; or

•	voting in person at the Special Meeting.

      If you hold your shares in street name, you may change your vote by:

•	submitting new voting instructions to your broker or nominee; or

•	attending the Special Meeting and voting in person, provided you have obtained a signed proxy from the record holder giving you the right to vote your shares.

      If you choose to revoke a proxy by giving written notice or a later-dated proxy to the secretary of HP or by submitting new voting instructions to your broker or nominee, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation, proxy or new voting instructions or by calling MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500. Remember, your latest-dated proxy is the only one that counts.

If I plan to attend the Special Meeting, should I still submit a proxy?

      Whether you plan to attend the Special Meeting or not, we urge you to submit a proxy. Returning the enclosed proxy card will not affect your right to attend the Special Meeting and vote.

Who can vote?

      You are eligible to vote or to execute a proxy only if you owned HP common stock on the record date for the Special Meeting, January 28, 2002. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the Special Meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the joint proxy statement/prospectus of HP and Compaq filed by HP on January 31, 2002, approximately 1,941,391,000 shares of HP common stock were issued and outstanding on the record date for the Special Meeting.

How many votes do I have?

      With respect to each matter to be considered at the Special Meeting, you are entitled to one vote for each share of HP common stock owned on the record date. Based on documents publicly filed by HP, HP has no outstanding voting securities other than its common stock.

How will my shares be voted?

      If you give a proxy on the accompanying GREEN proxy card, your shares will be voted as you direct. If you submit a signed GREEN proxy card to MacKenzie Partners, Inc. without instructions, your shares will be voted AGAINST the proposal to approve the issuance of shares of HP common stock in connection with the proposed merger. Submitting a signed GREEN proxy card without instructions will also entitle Walter B. Hewlett, Keith A. Flaum and Daniel H. Burch to vote your shares in accordance with their discretion on matters not described in this proxy statement that Messrs. Hewlett and van Bronkhorst and the Trust do not know, a reasonable time before this solicitation, are to be presented to the meeting and that properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      If HP stockholders holding shares of HP common stock in street name do not provide voting instructions, their shares will not be voted and will therefore be considered broker “non-votes.” However, any shares held in HP’s TAXCAP plan and Agilent’s ASAP plan as to which voting instructions are not provided will be voted in proportion to the way the other participants of HP’s TAXCAP plan and Agilent’s ASAP plan, respectively, vote their shares.

      Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the person who submitted it.

      If you give a proxy on the accompanying GREEN proxy card, your shares will be voted against any proposal to postpone or adjourn the Special Meeting if such proposal is made to facilitate the approval of the issuance of additional shares in connection with the proposed merger.

What is a quorum and why is it necessary?

      A quorum of stockholders is necessary to have a valid meeting of HP stockholders. A majority of the shares of HP common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the HP special meeting in order for a quorum to be established. Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by HP in its treasury do not count toward the quorum.

What vote is required to approve each proposal and how will votes be counted?

      The following description has been taken from the preliminary joint proxy statement/prospectus of HP and Compaq contained in Amendment No. 3 to HP’s Form S-4 filed on January 31, 2002, as amended.

      Under the applicable rules of the New York Stock Exchange, the issuance of shares of HP common stock in connection with the proposed merger requires an affirmative vote of a majority of the votes cast at the

Special Meeting, provided that the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal.

      Under the applicable rules of the New York Stock Exchange, brokers and other nominees are prohibited from giving a proxy to vote their customers’ shares with respect to the proposal to be voted on at the Special Meeting in the absence of instructions from their customers. Accordingly, if no instructions are given, the shares will be considered broker “non-votes.” For purposes of determining whether HP has received the affirmative vote of a majority of the votes cast at the Special Meeting, broker “non-votes” and abstentions will not be considered votes cast and will therefore have no effect on the outcome of the proposal.

      For purposes of determining whether the total vote cast represents over 50% of all shares of HP common stock entitled to vote on the proposal, broker “non-votes” and abstentions will be considered entitled to vote and will therefore make it more difficult to meet this requirement. If the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal, these broker “non-votes” and abstentions would have no effect on the outcome of the proposal.

Can the meeting be adjourned or postponed?

      HP’s bylaws provide that any adjournment or postponement of the HP special meeting may be made at any time by the chairman of the meeting or a vote of stockholders holding a majority of shares of HP common stock represented at the HP special meeting, either in person or by proxy, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. HP’s bylaws also provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting. Any adjournment or postponement could be for the purpose of allowing additional time for soliciting votes from HP stockholders to approve the issuance of shares of HP common stock in connection with the proposed merger or to satisfy other conditions to completion of the proposed merger that HP and Compaq elect to satisfy prior to seeking a vote of the HP stockholders in connection with the proposed merger. However, proxies to be voted against the issuance of HP common stock in connection with the proposed merger may not be used to vote in favor of an adjournment of the special meeting of HP stockholders for purposes of soliciting additional votes in favor of the proposal. If you give a proxy on the accompanying GREEN proxy card, your shares will be voted against any proposal to postpone or adjourn the Special Meeting if such proposal is made to facilitate the approval of the issuance of additional shares in connection with the proposed merger.

How can I receive more information?

      If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500.

NO APPRAISAL RIGHTS

      HP stockholders are not entitled to dissenters’ rights of appraisal for their shares under the General Corporation Law of the State of Delaware in connection with the proposed merger.

PROXY SOLICITATION AND EXPENSES

      Proxies may be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. The persons listed in Annex A who are or may be deemed to be participants in the solicitation may assist in the solicitation of proxies without additional remuneration, except as otherwise set forth in this proxy statement.

      In connection with this solicitation of proxies, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries will be asked to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. The William R. Hewlett Revocable Trust, of which Walter B.

Hewlett and Edwin E. van Bronkhorst are co-trustees, will reimburse those institutions for reasonable expenses that they incur in connection with forwarding these materials.

      The trustees of the Trust have retained MacKenzie Partners, Inc. to solicit proxies in connection with the Special Meeting. MacKenzie Partners, Inc. may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately 150 people in its efforts. The trustees of the Trust have agreed to cause the Trust to reimburse MacKenzie Partners, Inc. for its reasonable expenses, to indemnify it against certain losses, costs and expenses and to pay it fees in connection with the proxy solicitation. It is currently expected that the fees payable to MacKenzie Partners, Inc. in connection with this proxy solicitation will not exceed $2,250,000. To date, MacKenzie Partners has received $100,000 for its services.

      In addition to the costs related to the engagement of MacKenzie Partners, Inc., costs related to this solicitation of proxies include expenditures for printing, postage, legal services and other related items. The entire expense of this proxy solicitation is being borne by the Trust.

      The trustees of the Trust have retained FFL to act as financial advisor to the trustees and the Trust in connection with the proposed merger. FFL has received $3,500,000 from the Trust to date for its advisory services. FFL may receive an additional $12,000,000 from the Trust upon the occurrence of: (1) the termination of the merger agreement or abandonment of the transaction; or (2) the failure to obtain Hewlett-Packard stockholder approval for the transaction after a vote is taken at a stockholder meeting. In the event that neither of these events occurs but the transaction in its present form is not approved and consummated, FFL and the Trust have agreed to negotiate in good faith whether the payment of this additional fee is appropriate or, alternatively, to agree what alternative fee is appropriate. In addition, FFL will be reimbursed for its reasonable expenses in connection with FFL’s engagement, including payments to The Parthenon Group. To date, The Parthenon Group has been paid approximately $700,000 in connection with this solicitation. FFL and The Parthenon Group and certain related persons will be indemnified against certain liabilities, including certain liabilities under federal securities laws, arising out of the engagement.

      The trustees anticipate that certain employees of FFL and Parthenon may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are HP stockholders for the purpose of assisting in the solicitation of proxies for the Special Meeting. Neither FFL nor Parthenon will receive any fees for or in connection with such solicitation apart from the fees that they are otherwise entitled to receive as described above.

      In addition to the costs related to the engagement of FFL and MacKenzie Partners, Inc., costs related to our solicitation of proxies include expenditures for printing, postage, legal services, public relations and other related items. Total expenditures are expected to be approximately $15,000,000 excluding the fees that may become payable to FFL. Total payments of costs to date are approximately $5,250,000.

INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES

      Mr. Hewlett, Mr. van Bronkhorst and the Trust are participants in the solicitation of proxies for the Special Meeting within the meaning of the federal securities laws. Certain other individuals identified in Annex A to this proxy statement may also be deemed to be participants in such solicitation. Information concerning Mr. Hewlett, Mr. van Bronkhorst, the Trust and other persons who may be deemed to be participants in the solicitation of proxies for the Special Meeting, including their beneficial ownership of HP common stock, is set forth in Annex A to this proxy statement and is incorporated into this proxy statement by reference. Information in this proxy statement about each person who is or may be deemed a participant was provided by that person.

INFORMATION ABOUT HP

      Based upon information provided in Amendment No. 3 to HP’s Form S-4 filed on January 31, 2002, the mailing address of the principal executive offices of HP is 3000 Hanover Street, Palo Alto, California 94304, telephone (650) 857-1501.

      Annex B to this proxy statement sets forth information obtained from HP’s public filings related to the beneficial ownership of HP common stock and is incorporated in this proxy statement by reference.

      Except as otherwise noted herein, the information in this proxy statement concerning HP has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by HP to disclose events that may affect the significance or accuracy of such information.

OTHER MATTERS TO BE VOTED UPON

      We are not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the HP special meeting or any adjournment or postponement of the Special Meeting, the persons named as proxy holders, Mr. Hewlett, Keith A. Flaum and Daniel H. Burch, will have discretion to act on those matters. Proxies to be voted against the proposal to approve the issuance of HP common stock in connection with the proposed merger may not be used to vote in favor of an adjournment of the special meeting of HP stockholders for purposes of soliciting additional votes in favor of the proposal.

FUTURE STOCKHOLDER PROPOSALS

      The following description of the requirements for proposing business and director nominations was taken from Amendment No. 3 to HP’s Form S-4 filed on January 31, 2002 relating to the proposed merger.

      The time for HP stockholders to submit proposals for inclusion in HP’s proxy statement for HP’s 2002 annual meeting of stockholders in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and HP’s bylaws has passed. Accordingly, no new stockholder proposals may be submitted to HP for inclusion in HP’s proxy statement for HP’s 2002 annual meeting of stockholders. However, if the date of HP’s 2002 stockholder meeting is moved more than 30 days before or after the anniversary date of the prior year’s meeting, the deadline for inclusion of proposals in HP’s proxy statement is a reasonable time before HP begins to print and mail its proxy materials. The time to submit notice of stockholder proposals or nominations to be raised from the floor of HP’s 2002 annual meeting of stockholders has also passed. However, if the date of HP’s 2002 stockholder meeting is moved more than 30 days before or 60 days after the anniversary date of the prior year’s meeting, then, in order to raise a proposal or nomination from the floor, notice must be received by the corporate secretary of HP no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

      In addition, in order to raise a proposal from the floor, the stockholder must comply with HP’s bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of HP common stock to approve the proposal and to provide specified information. In addition, HP’s bylaws provide that a nomination for director must include a statement by the nominee acknowledging that he or she will owe a fiduciary obligation exclusively to the corporation and its stockholders. You may contact the

HP corporate secretary at HP’s principal executive offices for a copy of the relevant provisions of HP’s bylaws regarding the requirements for making stockholder proposals and nominations for directors.

* * * * * *

      Questions or requests for additional copies of this proxy statement should be directed to:

MACKENZIE PARTNERS, INC.

105 Madison Avenue
New York, NY 10016
1-800-322-2885
or
1-212-929-5500

Annex A

INFORMATION CONCERNING WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST

AND OTHER PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS
IN THIS SOLICITATION OF PROXIES

      Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (the “Trust”) are participants in the solicitation of proxies for the Special Meeting within the meaning of the federal securities laws. The following persons may also be deemed to be participants in the solicitation of proxies for the Special Meeting:

      (1)     Eleanor Hewlett Gimon,

      (2)     Mary Hewlett Jaffe,

      (3)     Laurance R. Hoagland, and

      (4)     The Hewlett Foundation

Interests of Persons Who Are or May be Deemed to be Participants in the Solicitation

      Walter B. Hewlett, Eleanor Hewlett Gimon and Mary Hewlett Jaffe have direct and indirect beneficial ownership of shares of common stock of HP. They are also children of William R. Hewlett, a co-founder of HP. Additionally, Walter B. Hewlett is a director of HP. Mr. van Bronkhorst has direct and indirect beneficial ownership of shares of common stock of HP, primarily through his relationships with several trusts that own shares of HP common stock. The Trust also owns shares of HP common stock. Mr. Hoagland is the Chief Investment Officer of the Hewlett Foundation, which owns 35,683,840 shares of HP common stock as of the date of this proxy statement. See “Beneficial Ownership of HP Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation” below.

Beneficial Ownership of HP Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation

      As of January 31, 2002, the persons below had beneficial ownership of HP common stock as follows:

     Walter B. Hewlett

(a)     Number of shares beneficially owned: 75,748,594

(b)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: 457,041

      (ii)     Shared power to vote or to direct the vote: 75,291,553

      (iii)     Sole power to dispose or to direct the disposition of: 457,041

      (iv)     Shared power to dispose or to direct the disposition of: 75,291,553

Of the shares beneficially owned by Walter B. Hewlett as of January 31, 2002:

•	he had sole voting and dispositive authority over (i) 401,896 shares which he personally owned, (ii) 37,905 shares purchasable pursuant to options exercisable within 60 days, and (iii) 17,240 shares that he held as custodian for his children

•	he shared voting and dispositive authority, as a trustee, with co-trustee Edwin E. van Bronkhorst over 72,802,148 shares held by the Trust

•	as a director of the Public Policy Institute of California (“PPIC”), he had shared voting and dispositive authority with the other directors of the PPIC over the 768,520 shares held by the PPIC

•	as an executor of the Estate of William R. Hewlett, he shared voting and dispositive authority with co-executor Edwin E. van Bronkhorst over 1,720,885 shares held by the Estate of William R. Hewlett

      Other than the 401,896 shares personally owned by him and the 37,905 shares purchasable pursuant to options exercisable within 60 days, Walter B. Hewlett disclaims beneficial ownership of all shares he beneficially owns as he has no economic interest in any such shares.

      In addition to the foregoing, the Hewlett Foundation beneficially owns 35,683,840 shares of Common Stock. Mr. Hewlett is a director of the Hewlett Foundation; however, he does not have voting or dispositive authority over the shares held by the Hewlett Foundation, as voting and dispositive power is exercised by an independent stock committee. Mr. Hewlett is not a member of the independent stock committee.

      In addition to the foregoing, Walter B. Hewlett is a director of the Packard Humanities Institute (the “Packard Institute”), which owns 25,760,000 shares of HP Common Stock. Mr. Hewlett has irrevocably agreed to abstain from voting as a director of the Packard Institute with respect to the voting or disposition of such shares until the later of (i) 90 days from November 13, 2001, or (ii) the date on which the proposed merger terminates or closes.

     Edwin E. van Bronkhorst

(a)     Number of shares beneficially owned: 78,689,484

(b)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: 176

      (ii)     Shared power to vote or to direct the vote: 78,689,308

      (iii)     Sole power to dispose or to direct the disposition of: 176

      (iv)     Shared power to dispose or to direct the disposition of: 78,689,308

Of the shares beneficially owned by Edwin E. van Bronkhorst as of January 31, 2002:

•	he held sole voting and dispositive authority over 176 shares personally owned by him

•	he shared voting and dispositive authority, as a trustee, with co-trustee Walter B. Hewlett over 72,802,148 shares held by the Trust

•	he shared voting and dispositive authority, as a trustee, over 2,166,000 shares held by The Flora L. Hewlett Trust

•	he shared voting and dispositive authority, as a trustee, over 1,601,875 shares held in trust for Mary Hewlett Jaffe with whom Mr. van Bronkhorst shares voting and dispositive authority

•	he shared voting and dispositive authority, as a trustee, with co-trustee Eleanor Hewlett Gimon over 398,400 shares held in trust for Eleanor Hewlett Gimon

•	as an executor of the Estate of William R. Hewlett, he shared voting and dispositive authority with co- executor Walter B. Hewlett over 1,720,885 shares held by the Estate of William R. Hewlett

      Other than the 176 shares personally owned by him, Edwin E. van Bronkhorst disclaims beneficial ownership of all shares he beneficially owns as he has no economic interest in any such shares.

      In addition to the foregoing, Edwin E. van Bronkhorst is a director of the Packard Institute, which owns 25,760,000 shares of HP Common Stock. Mr. van Bronkhorst has irrevocably agreed to abstain from voting as a director of the Packard Institute with respect to the voting or disposition of such shares until the later of (i) 90 days from November 13, 2001, or (ii) the date on which the proposed merger terminates or closes.

     The Trust

      The Trust owns 72,802,148 shares of common stock

     Eleanor Hewlett Gimon

(a)     Number of shares beneficially owned: 2,191,800

(b)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: 1,793,400

      (ii)     Shared power to vote or to direct the vote: 398,400

      (iii)     Sole power to dispose or to direct the disposition of: 1,793,400

      (iv)     Shared power to dispose or to direct the disposition of: 398,400

Of the shares beneficially owned by Eleanor Hewlett Gimon as of January 31, 2002:

•	she had sole voting and dispositive authority over 1,793,400 which she personally owned

•	she shared voting and dispositive authority, as a trustee, with co-trustee Edwin E. van Bronkhorst over 398,400 held by the Eleanor Hewlett Gimon Revocable Trust

      In addition to the foregoing, the Hewlett Foundation beneficially owns 35,683,840 shares of Common Stock. Ms. Gimon is a director of the Hewlett Foundation; however, she does not have voting or dispositive authority over the shares held by the Hewlett Foundation, as voting and dispositive power is exercised by an independent stock committee. Ms. Gimon is not a member of the independent stock committee.

     Mary Hewlett Jaffe

(a)     Number of shares beneficially owned: 2,240,355

(b)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: 629,520

      (ii)     Shared power to vote or to direct the vote: 1,610,835

      (iii)     Sole power to dispose or to direct the disposition of: 629,520

      (iv)     Shared power to dispose or to direct the disposition of: 1,610,835

Of the shares beneficially owned by Mary Hewlett Jaffe as of January 31, 2002:

•	she had sole voting and dispositive authority over 629,520 shares that she personally owned

•	she shared voting and dispositive authority with her husband, Richard L. Jaffe, over 8,960 shares she owned as tenants in common with her husband

•	she shared voting and dispositive authority, as a trustee, with co-trustees Susan S. Briggs and Edwin E. van Bronkhorst over 1,601,875 held by the Mary Hewlett Jaffe Revocable Trust

      In addition to the foregoing, the Hewlett Foundation beneficially owns 35,683,840 shares of Common Stock. Ms. Jaffe is a director of the Hewlett Foundation; however, she does not have voting or dispositive authority over the shares held by the Hewlett Foundation, as voting and dispositive power is exercised by an independent stock committee. Ms. Jaffe is not a member of the independent stock committee.

     Laurance Hoagland

      Mr. Hoagland owns no shares of HP common stock.

     The Hewlett Foundation

      The Hewlett Foundation owns 35,683,840 shares of HP common stock.

OTHER PERSONS WHO MAY ASSIST IN THE SOLICITATION OF PROXIES

      In connection with the engagement of FFL as a financial advisor, certain FFL personnel may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are stockholders for the purpose of assisting in the solicitation of proxies against the proposed merger. As of the date of this proxy statement, the following employees or principals of FFL, who may assist in the solicitation of proxies, had the interests in the proposed merger, by security holdings or otherwise, set forth opposite his name.

Name	Position	Interest in the Proposed Merger

Tully M. Friedman	Chairman and Chief Executive Officer	None
Spencer C. Fleischer	Vice Chairman	None
Christopher A. Masto	Managing Director	None
Scott Tierney	Vice President	None
Caleb S. Everett	Vice President	None

      FFL does not own any shares of HP common stock. FFL does not admit that it or any of its principals, directors, officers, employees, affiliates or controlling persons, if any, is a “participant,” as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, in the solicitation of proxies or that Schedule 14A requires the disclosure of certain information regarding it or them. FFL’s principal business address is One Maritime Plaza, Suite 1000, San Francisco, California 94111.

      Certain personnel of the Parthenon Group (“Parthenon”) may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are stockholders for the purpose of assisting in the solicitation of proxies against the proposed merger. As of the date of this proxy statement, the following employees or principals of Parthenon, who may assist in the solicitation of proxies, had the interests in the proposed merger, by security holdings or otherwise, set forth opposite his name.

Name	Position	Interest in the Proposed Merger

William F. Achtmeyer	Chairman and Managing Partner	None
John S. Coughlin	Partner	None
Gary M. Cohen	Principal	None

      Parthenon does not own any shares of HP common stock. Parthenon does not admit that it or any of its partners, principals, directors, officers, employees, affiliates or controlling persons, if any, is a “participant,” as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, in the solicitation of proxies or that Schedule 14A requires the disclosure of certain information regarding it or them. Parthenon’s principal business address is 200 State Street, Boston, MA 02109.

Annex B

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, based solely upon the Form 10-K/A filed by HP on January 30, 2002, certain information as to the beneficial ownership of HP’s common stock as of January 28, 2002. It should be noted that the table does not include additional common stock or stock option interests that will be granted to executive officers as part of the proposed merger or new employment agreements which would take effect following its completion. It is possible that these additional interests would be material in relation to the current interests of these parties.

      The following table sets forth information, as of January 28, 2002, concerning:

•	The David and Lucile Packard Foundation, a beneficial owner of more than 5% of HP’s common stock, as well as Mr. Walter B. Hewlett and Mr. Edwin E. van Bronkhorst;

•	beneficial ownership by all other current HP directors and the named executive officers set forth in the Summary Compensation table in the Form 10-K/ A filed by HP on January 30, 2002; and

•	beneficial ownership by all current HP directors and HP executive officers as a group.

      The table begins with certain ownership information of the families of HP’s founders and their related entities: (1) the foundation of the late Mr. David Packard and a related charitable institution, and (2) The William R. Hewlett Revocable Trust, a family foundation and other related persons.

      The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of March 29, 2002 (60 days after January 28, 2002) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

		Percent
	Amount and Nature of Beneficial	of
Name and Address of Beneficial Owner	Ownership(1)(2)	Class

The David and Lucile Packard Foundation (the “Packard Foundation”)	201,279,656	10.4%
300 Second Street, Suite 200
Los Altos, CA 94022
The Packard Humanities Institute (“PHI”)(3)	25,760,000	1.3%
300 Second Street, Suite 201
Los Altos, CA 94022
The William R. Hewlett Revocable Trust dated February 3, 1995 (the “Hewlett Trust”)(4)	72,802,148	3.7%
c/o Los Trancos Management, LLC
1501 Page Mill Road MS 3U-10
Palo Alto, CA 94304
The William and Flora Hewlett Foundation (the “Hewlett Foundation”)(5)	36,457,840	1.9%
525 Middlefield Road, Suite 200
Menlo Park, CA 94025

			Percent
	Amount and Nature of Beneficial		of
Name and Address of Beneficial Owner	Ownership(1)(2)		Class

Walter B. Hewlett(6)(7)	401,896	Direct
c/o Los Trancos Management, LLC	37,905	Vested Options
1501 Page Mill Road MS 3U-10	2,506,645	Indirect(8)
Palo Alto, CA 94304
	2,946,446		* (1)

Edwin E. van Bronkhorst(7)(9)	176	Direct
c/o Los Trancos Management, LLC	5,887,235	Indirect(10)
1501 Page Mill Road MS 3U-10
Palo Alto, CA 94304	5,887,411		* (1)

All Other Directors and Named Executive Officers Not Listed Above:
Phillip M. Condit	10,023	Direct
	10,000	Vested Options

	20,023		*
Patricia C. Dunn	32,047	Direct
	10,000	Vested options

	42,047		*
Carleton S. Fiorina	407,629	Direct
	1,337,865	Vested Options

	1,745,494		*
Sam Ginn	12,167	Direct
	21,092	Vested Options

	33,259		*
Richard A. Hackborn	17,126	Direct
	10,000	Vested Options

	27,126		*
George A. Keyworth II	8,080	Direct
	32,665	Vested Options

	40,745		*
Robert E. Knowling, Jr.	4,000	Direct
	17,707	Vested Options

	21,707		*
Robert P. Wayman	299,794	Direct
	1,092,156	Vested Options
	120	Indirect(11)

	1,392,070		*
Pradeep Jotwani	34,857	Direct
	203,024	Vested Options

	237,881		*
Ann M. Livermore	121,683	Direct
	641,412	Vested Options

	763,095		*

			Percent
	Amount and Nature of Beneficial		of
Name and Address of Beneficial Owner	Ownership(1)(2)		Class

Duane E. Zitzner	100,266	Direct
	736,375	Vested Options

	836,641		*
All Current Directors and Executive Officers as a Group (19 persons)	94,228,269	(12)(13)(14)	4.9%

*	Represents holdings of less than one percent.

(1)	None of HP’s named executive officers, directors or persons listed in the table beneficially owns more than 1% of HP’s outstanding shares, except for Mr. Walter B. Hewlett and Mr. Edwin E. van Bronkhorst. Based on the total of 1,941,391,000 shares outstanding as of January 28, 2002, and the 87,730,887 shares reported for Mr. Hewlett and 90,689,559 shares reported for Mr. van Bronkhorst in their preliminary proxy statement filed January 14, 2002 with the Securities and Exchange Commission, Mr. Hewlett and Mr. Van Bronkhorst beneficially own 4.5% and 4.7%, respectively. These percentages represent, in part, shared voting and investment power and in some cases may cover the same shares. Accordingly, the ownership percentages for each of the above individuals should not be combined to determine the total voting power and investment power of the Hewlett family. For these named individuals, the number of shares indicated under the “Amount and Nature of Beneficial Ownership” column in the table reflects all shares held directly or indirectly by them except for any beneficial ownership interest, as described elsewhere in the table, that they may have in PHI, the Hewlett Trust or the Hewlett Foundation.

(2)	Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, “Vested Options” are options that may be exercised as of March 29, 2002.

(3)	The directors of PHI include Mr. Hewlett (who is also a director of HP) and Mr. van Bronkhorst. Mr. Hewlett and Mr. van Bronkhorst share (with other persons) voting and investment power over the PHI shares and accordingly are considered beneficial owners of these shares; however, Mr. Hewlett and Mr. van Bronkhorst disclaim any beneficial interest in the PHI shares because they have no economic interest in any of these shares. Furthermore, Mr. Hewlett and Mr. van Bronkhorst indicated in their preliminary proxy statement filed January 14, 2002 with the Securities and Exchange Commission that they have irrevocably agreed to abstain from voting as directors of the PHI with respect to the voting or disposition of such shares until the later of (i) 90 days after November 13, 2001, or (ii) the date on which the proposed merger with Compaq Computer Corporation terminates or closes.

(4)	As of January 14, 2002, the co-trustees of the Hewlett Trust are Mr. Hewlett and Mr. van Bronkhorst. As co-trustees of the Hewlett Trust, Mr. Hewlett and Mr. van Bronkhorst share voting and investment power over the Hewlett Trust shares. Accordingly, each of them is considered a beneficial owner of these shares; however, Mr. Hewlett and Mr. van Bronkhorst disclaim any beneficial interest in the Hewlett Trust shares because they have no economic interest in any of these shares.

(5)	Mr. Hewlett is the chairman of the Hewlett Foundation; however, he disclaims voting or investment power over the Hewlett Foundation shares as voting and dispositive power are exercised by an independent stock committee, and Mr. Hewlett is not a member of the independent stock committee. Mr. Hewlett disclaims any beneficial interest in the Hewlett Foundation shares because he has no economic interest in any of these shares.

(6)	Son of the late Mr. William R. Hewlett, director of HP, PHI and the Hewlett Foundation, co-trustee of the Hewlett Trust and co-executor of the estate of the late Mr. William R. Hewlett.

(7)	In their Schedule 13D filed with the Securities and Exchange Commission on November 14, 2001, Mr. Hewlett and Mr. Van Bronkhorst, Ms. Eleanor H. Gimon and Ms. Mary Hewlett Jaffe acknowledged that publicly stating their opposition to the proposed merger of HP and Compaq Computer Corporation could be viewed as holding shares of HP stock with the purpose or effect of changing or influencing control of HP and that issuing a press release on November 6, 2001 announcing their intent to vote against the proposed merger could lead to an allegation that a “group” has been formed within the meaning of Rule 13(d)-5(b)(1) of the Securities Exchange Act of 1934, as amended. The filing specifically states that the reporting persons do not concede that such a “group” has been formed.

(8)	Indirect holdings include 17,240 shares held by Mr. Hewlett as custodian for his children. Mr. Hewlett disclaims any beneficial interest in all of these shares. Indirect holdings also include 768,520 shares held by the Public Policy Institute of California (“PPIC”). Mr. Hewlett also disclaims beneficial ownership of these shares because, while he shares voting and dispositive authority with the other directors of the PPIC, he has no economic interest in such shares. Indirect holdings also include 1,720,885 shares held by the estate of the late Mr. William R. Hewlett. Mr. Hewlett also disclaims any interest in these shares because, while he and Mr. van Bronkhorst share voting and investment power over such shares, they have no economic interest in any of them.

(9)	Director of PHI, co-executor of the estate of William R. Hewlett and trustee of certain Hewlett family trusts.

(10)	Indirect holdings include 1,601,950 shares held in a trust for Ms. Mary Hewlett Jaffe and 398,400 shares held in a trust for Ms. Eleanor H. Gimon, of which trusts Mr. van Bronkhorst is a co-trustee. Mr. van Bronkhorst disclaims any beneficial interest in all of the shares held by those trusts because he has no economic interest in any of those shares. Indirect holdings also include 1,720,885 shares held by the estate of the late Mr. William R. Hewlett; however, Mr. van Bronkhorst disclaims any beneficial interest in such shares because, while Mr. van Bronkhorst and Mr. Hewlett share voting and investment power over such shares, they have no economic interest in any of them. Indirect holdings also include 2,166,000 shares held in The Flora L. Hewlett Trust for the grandchildren of the late Mr. William R. Hewlett. Mr. van Bronkhorst is a trustee with shared voting and investment power over such shares; however, Mr. van Bronkhorst disclaims any beneficial interest in all of these shares because he has no economic interest in any of these shares.

(11)	Includes 120 shares held by Mr. Wayman as custodian for his son.

(12)	Includes an aggregate of 5,179,327 shares that the current directors and executive officers have the right to acquire as of March 29, 2002 through the exercise of options.

(13)	Includes an aggregate of 92,488,240 shares held by current directors and executive officers in fiduciary or beneficial capacities. The total number of shares held by Mr. Hewlett in fiduciary or beneficial capacities used for this calculation is 87,346,698. It has been calculated by taking the 87,730,887 shares reported in Mr. Hewlett’s preliminary proxy statement filed with the Securities and Exchange Commission on January 14, 2002, subtracting the 401,896 shares he owns directly and adding 17,707 shares that Mr. Hewlett has the right to acquire as of March 29, 2002.

(14)	The total number of shares reported for Mr. Hewlett is 87,748,594 based on the 87,730,887 shares reported in Mr. Hewlett’s preliminary proxy statement filed with the Securities and Exchange Commission on January 14, 2002 and an additional 17,707 shares that Mr. Hewlett has the right to acquire as of March 29, 2002.

HEWLETT-PACKARD COMPANY

PROXY FOR THE MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST

AND THE WILLIAM R. HEWLETT REVOCABLE TRUST AND
NOT BY THE BOARD OF DIRECTORS OF HEWLETT-PACKARD COMPANY

    The undersigned stockholder of Hewlett-Packard Company hereby appoints Walter B. Hewlett, Keith A. Flaum and Daniel H. Burch, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Meeting of Stockholders of Hewlett-Packard Company and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

    Receipt of the proxy statement is hereby acknowledged.

    This proxy, when properly executed, will cause your shares to be voted as you direct. If you return this proxy, properly executed, without specifying a choice, your shares will be against item (1) on the reverse side and will be voted for item (2) on the reverse side.

SEE REVERSE	SEE REVERSE

SIDE	SIDE

(Continued and to be signed on the reverse side)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST RECOMMEND YOU VOTE “AGAINST” ITEM (1) BELOW AND VOTE "FOR" ITEM (2) BELOW.

1.	To approve the issuance of shares of Hewlett-Packard Company common stock in connection with a merger of Heloise Merger Corporation with and into Compaq Computer Corporation contemplated by the Agreement and Plan of Reorganization among HP Heloise Merger Corporation and Compaq Computer Corporation.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly before the special meeting or any adjournment or postponement of the special meeting.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the Meeting of Stockholders of Hewlett-Packard Company, and any adjournment or postponement thereof.

Date:	, 2002	Title	Signature		Additional Signature

				(Please sign exactly as your name appears to the left)		(if held jointly)